Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 10, 2021, except for the effects of the restatement disclosed in Note 2, as to which the date is November 22, 2021, relating to the balance sheet of Yucaipa Acquisition Corporation as of December 31, 2020, and the related statements of operations, changes in shareholders’ deficit and cash flows for the period from June 4, 2020 (inception) through December 31, 2020 appearing in the entity’s Annual Report on Form 10-K/A for the period from June 4, 2020 (inception) through December 31, 2020. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
June 13, 2022